Marathon Oil Corporation Reports Third Quarter 2012 Results

HOUSTON, Nov. 6, 2012 – Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2012 net income of $450 million, or $0.63 per diluted share, compared to net income in the second quarter of 2012 of $393 million, or $0.56 per diluted share. For the third quarter of 2012, adjusted net income was $454 million, or $0.64 per diluted share, compared to adjusted net income of $416 million, or $0.59 per diluted share, for the second quarter of 2012.

	Three Months Ended
	September 30	June 30
(In millions, except per diluted share data)	2012	2012
Adjusted net income (a)	$454	$416
Adjustments for special items (net of taxes):
Unrealized gain on crude oil derivative instruments	29	-
Pension settlement	(22)	-
Loss on dispositions	(11)	(23)
Net income	$450	$393
Adjusted net income – per diluted share (a)	$0.64	$0.59
Net income – per diluted share	$0.63	$0.56
Revenues and other income	$4,161	$3,784
Weighted average shares – diluted	709	709
Cash Flow
Cash flow from operations before changes in working capital (b)	$992	$1,268
Changes in working capital	78	(499)
Cash flow from operations	$1,070	$769

(a)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.

(b)
Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“Marathon Oil’s producing assets exceeded expectations in the third quarter, driven by superior execution in our U.S. resource plays and continued strong reliability from our base assets,” said Clarence P. Cazalot Jr., Marathon Oil chairman, president and CEO.

“Our investment in the Eagle Ford shale a little more than a year ago, and our bolt-on acquisitions since then, continue to deliver value beyond original expectations. Not only have we improved the speed and efficiency of our drilling and completions there, we also continue to optimize well spacing which could significantly increase drillable locations and recoverable reserves. One recent Gonzales County well, the Burrow 2-H in which we hold a 100 percent working interest, achieved a 24-hour rate of 6,275 barrels of oil equivalent per day (boed), of which 4,646 barrels were oil and condensate.

“With a strong position in U.S. resource plays and the very good operational performance we’ve had this year, Marathon Oil is positioned to meet or exceed our full-year production targets. In the case of exploration and production (E&P), we are raising our 2012 available for sale estimates to between 375,000 and 385,000 net boed, excluding Libya, which further demonstrates our confidence in our ability to grow production at a 5 to 7 percent compound annual rate from 2010 through 2017.

“Additionally, over the past year, we have built a more balanced exploration program with significant resource potential and lower risk. In the next 15 months, Marathon Oil plans to drill a number of impact wells in emerging and proven oil plays across the Rift Trends in Kenya and Ethiopia, in the Kurdistan Region of Iraq, and offshore in the Gabon presalt, Norway and the Gulf of Mexico,” Cazalot said.

Segment Results
Total segment income was $590 million in the third quarter of 2012, compared to $481 million in the prior quarter.

	Three Months Ended
	September 30	June 30
(In millions)	2012	2012
Segment Income
Exploration and Production
United States	$110	$70
International	376	347
Total E&P	486	417
Oil Sands Mining	65	51
Integrated Gas	39	13
Segment Income (a)	$590	$481

(a)	See Supplemental Statistics below for a reconciliation of segment income to net income as reported under United States GAAP.

	Three Months Ended
	September 30		June 30
	2012		2012
Production Available for Sale (mboed)
E&P	466		406
OSM	46		39
Total Upstream	512		445
Libya	74	(a)	44
Total Upstream Excluding Libya	438		401

(a)	Includes 32 mboed related to the impact of a natural gas sales contract executed during the third quarter.

Exploration and Production
E&P segment income totaled $486 million in the third quarter of 2012, compared to $417 million in the second quarter of 2012. The increase was primarily the result of higher liquid hydrocarbon and natural gas sales volumes, partially offset by higher operating costs and depreciation, depletion and amortization (DD&A) associated with the additional volumes.

E&P sales volumes per day (excluding Libya) during the third quarter of 2012 averaged 399,000 net boed, up 10 percent compared to 363,000 net boed for the second quarter. The increase was primarily a result of increased sales from the Eagle Ford, Bakken and Anadarko Woodford plays. Timing of international liftings resulted in increased sales in Equatorial Guinea and Norway, partially offset by a decrease in the U.K.

E&P production available for sale per day for the third quarter of 2012 averaged 392,000 net boed (excluding Libya), exceeding the Company’s 365,000 to 380,000 net boed third quarter guidance and was 8 percent higher than the previous quarter. Both production available for sale and guidance included two months of production from the Paloma Partners II, LLC acquisition in the Eagle Ford that closed Aug. 1. Second quarter production available for sale was 362,000 net boed (excluding Libya). The increase was a result of the continued ramp up in the U.S. resource plays and the second quarter turnaround in Equatorial Guinea, partially offset by planned downtime in the U.K.

Compared to the third quarter of 2011, production available for sale (excluding Libya) in the third quarter of 2012 increased 49,000 net boed, or 14 percent, driven by growth in the Company’s U.S. resource plays.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of international liftings.

Production operations in Libya were suspended in the first quarter of 2011 and resumed with limited production in the fourth quarter of 2011. During the third quarter of 2012, net production available for sale averaged 74,000 boed, compared to 44,000 boed in the second quarter, and net sales averaged 53,000 boed compared to 44,000 boed in the second quarter. Production available for sale was higher than the second quarter and higher than third quarter net sales due to a natural gas sales agreement executed in the third quarter. This agreement resulted in the Company reflecting Jan. 1, 2006 through Sept. 4, 2012 production available for sale in the third quarter, and the Company anticipates recovering these volumes through increased natural gas sales over approximately the next 20 months. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around sustained production levels.

Marathon Oil estimates fourth quarter E&P production available for sale will be between 400,000 and 415,000 net boed (excluding Libya). Guidance for full-year E&P production available for sale has been increased to between 375,000 and 385,000 net boed. This guidance excludes any Libyan production but includes the production impacts of recent Eagle Ford acquisitions.

United States E&P income was $110 million for the third quarter of 2012, compared to $70 million in the second quarter. The increase was primarily a result of higher liquid hydrocarbon and natural gas sales volumes, partially offset by higher operating costs and DD&A associated with the increased volumes.

International E&P income was $376 million in the third quarter of 2012, compared to $347 million in the second quarter. Higher liquid hydrocarbon and natural gas sales volumes, lower DD&A costs and increased equity earnings as a result of the second quarter turnaround in Equatorial Guinea, contributed to the overall increase in international E&P income.

Total E&P exploration expenses were $176 million for the third quarter of 2012, compared to $173 million in the previous quarter. Third quarter exploration expenses included $51 million pre-tax related to unproved property impairments associated with approximately 100,000 net non-core acres in the Eagle Ford.

Marathon Oil is currently drilling the Innsbruck exploration well (45 percent working interest) in the Gulf of Mexico and had incurred costs of a net $71 million as of the end of the third quarter. The well has drilled through multiple horizons with no commercial hydrocarbons found to date. The Company anticipates it will reach total depth within the next few days at a total net cost, including asset retirement obligations and leasehold costs, of approximately $100 million.

	Three Months Ended
	September 30	June 30
	2012	2012
Key E&P Statistics
Net Sales
United States – Liquids (mbbld)	111	93
Bakken	29	25
Eagle Ford	33	18
Anadarko Woodford	3	2
Other U.S.	46	48
United States – Natural Gas (mmcfd)	366	319
Bakken	7	8
Eagle Ford	46	18
Anadarko Woodford	38	23
Alaska	88	82
Other U.S.	187	188
International – Liquids (mbbld)	182	177
Equatorial Guinea	39	35
Norway	80	77
U.K.	14	22
Libya	49	43
International – Natural Gas (mmcfd)	585	501
Equatorial Guinea	459	394
Norway	54	53
U.K.	46	49
Libya	26	5
Worldwide Net Sales (mboed)	452	407

EAGLE FORD: Marathon Oil’s production in the Texas Eagle Ford shale nearly doubled in the third quarter compared to the second quarter, to approximately 40,000 net boed from 21,000 net boed, of which 75 percent was crude oil/condensate and 11 percent was natural gas liquids (NGLs). The increase in production was made up of 5,900 net boed from the Paloma acquisition, with the remainder coming from organic growth and subsequent development of the Paloma assets. Currently, the Company is producing over 60,000 net boed with 29 gross operated wells awaiting completion. In line with previously announced plans, Marathon Oil has reduced its rig count to 18 while maintaining four dedicated and two spot-market hydraulic fracturing crews. During the third quarter, Marathon Oil drilled 78 gross wells and brought 73 wells to sales, for 180 gross wells drilled in 2012. The Company now expects to drill 250 – 260 Eagle Ford gross wells by year-end 2012, an increase of approximately 20 wells from previous estimates. The Company’s average time to drill a well in the Eagle Ford is now approximately 24 days, a top-quartile performance in the areas in which Marathon Oil operates.

On Nov. 1, the Company closed a previously announced acquisition in the Eagle Ford of approximately 4,300 net acres for an estimated $232 million, excluding purchase price adjustments. This increased the Company’s average working interest by 4.6 to 7.3 percent in four core areas of mutual interest (AMI), included 2,900 net boed of production at the time of closing, and added at least 40 net drilling locations to Marathon Oil's inventory in the Eagle Ford.

BAKKEN: Marathon Oil averaged production of approximately 30,000 net boed during the third quarter compared to almost 27,000 net boed in the previous quarter. At the end of October, the Company was producing in excess of 32,000 net boed. The Company drilled 25 gross wells during the third quarter with seven rigs, and brought 30 wells to sales. In the third quarter Marathon Oil’s average time to drill a well was 25 days spud-to-spud, down from approximately 30 days in the first quarter. By the end of October, the Company had reduced its operations to five rigs. Marathon Oil’s Bakken production averages approximately 90 percent crude oil, 5 percent NGLs and 5 percent natural gas.

ANADARKO WOODFORD: The Company averaged production of 9,600 net boed during the third quarter compared to 5,700 net boed in the previous quarter, a 68 percent increase. During the third quarter, eight new wells were brought to sales. For the month of September, the Company’s net production averaged approximately 12,000 boed.

NORWAY: The Alvheim floating, production, storage and offloading (FPSO) vessel in Norway achieved another quarter with strong operational performance and reliability. Production available for sale was essentially flat from the second quarter averaging over 89,000 net boed during the third quarter. Marathon has a 65 percent operated interest in Alvheim and in Volund, and a 47 percent operated interest in Vilje.

KURDISTAN: In July Marathon Oil spud its first operated exploration well on the Harir block in the Kurdistan Region of Iraq and anticipates reaching the target depth of approximately 12,000 feet in December. The Company plans to spud an exploration well on its other operated block, Safen, in the first quarter of 2013. In each of the Harir and Safen blocks, Marathon Oil holds a 45 percent working interest and carries the Government for an additional 11.25 percent.

On the Atrush block, the Company participated in a non-operated appraisal well that was flow tested at more than 42,000 gross boed. On the Sarsang block, the non-operated Mangesh exploration well was spud in September. The Company holds a 20 percent working interest in the Atrush block, and holds a 25 percent working interest in the Sarsang block.

ETHIOPIA: Marathon Oil announced in October an agreement to acquire a 20 percent working interest in the South Omo concession onshore Ethiopia with an effective date of Aug. 17, 2012. An exploration well is anticipated to spud in South Omo in the fourth quarter. The transaction is expected to close before year end, subject to completion of the necessary Ethiopian government approvals.

KENYA: In October Marathon Oil closed on a transaction to acquire positions in onshore exploration Block 9 and Block 12A in northwest Kenya. The Company now holds a 50 percent working interest in Block 9, where an exploration well is currently planned in mid-2013, and a 15 percent working interest in Block 12A.

GABON: In October Marathon Oil closed on a transaction to acquire a 21.25 percent working interest in the Diaba License G4-223, offshore Gabon in the presalt. Exploration drilling is expected to begin in the first quarter of 2013.

Oil Sands Mining
The OSM segment reported income of $65 million for the third quarter of 2012, compared to $51 million in the second quarter. The increase in segment income was the result of higher synthetic crude oil sales and prices, partially offset by higher operating costs.

	Three Months Ended
	September 30	June 30
	2012	2012
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbbld)	53	44
Synthetic Crude Oil Average Realizations (per bbl)	$81.13	$79.31

Marathon Oil’s third quarter 2012 net synthetic crude oil production (upgraded bitumen excluding blendstocks) from its non-operated position in the Athabasca Oil Sands Project (AOSP) mining operation was 46,000 barrels per day (bbld), which was above previous guidance. Marathon Oil anticipates producing an average of 35,000 to 40,000 net bbld of synthetic crude oil (upgraded bitumen excluding blendstocks) in the fourth quarter, and as a result of decreased reliability expects to average 38,000 to 42,000 net bbld for the full year 2012. Marathon Oil holds a 20 percent working interest in the AOSP.

Integrated Gas
Integrated Gas segment income was $39 million in the third quarter of 2012, compared to $13 million in the second quarter. The increase was due primarily to higher sales volumes and lower costs in the third quarter due to a planned turnaround in the second quarter.

	Three Months Ended
	September 30	June 30
	2012	2012

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	7,065	5,467
Methanol	1,146	1,268

Corporate and Special Items As previously announced, Marathon Oil anticipates divestitures of $1.5 billion to $3 billion over the period of 2011 through 2013 in an ongoing effort to optimize the Company's portfolio for profitable growth. To date, the Company has entered into agreements for approximately $1.1 billion in divestitures, of which more than $700 million have been completed. Also in October Marathon Oil issued $2 billion of debt. It issued $1 billion aggregate principal amount of senior notes bearing interest at 0.9 percent with a maturity date of Nov. 1, 2015, and $1 billion aggregate principal amount of senior notes bearing interest at 2.8 percent with a maturity date of Nov. 1, 2022.

In August Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast U.S. E&P crude oil sales. For the third quarter of 2012, an after-tax unrealized gain of $29 million ($45 million pre-tax) was recorded related to these crude oil derivative instruments. The table below summarizes these commodity derivatives.

		Weighted
Term	Bbls per day	Average Price	Benchmark
Swaps
Oct 2012 - Dec 2013	20,000	$96.29	WTI
Oct 2012 - Dec 2013	25,000	$109.19	Brent

		Weighted
Term	Bbls per day	Average Price	Benchmark
Option Collars
Oct 2012 - Dec 2013	15,000	$90 floor/$101.17 ceiling	WTI
Oct 2012 - Dec 2013	15,000	$100 floor/$116.30 ceiling	Brent

Marathon Oil recorded an after-tax settlement charge of $22 million ($34 million pre-tax) in connection with the Company’s U.S. pension plans during the third quarter of 2012.

Marathon Oil recorded an after-tax loss of $11 million ($18 million pre-tax) on the sale of undeveloped acreage outside the core of the Eagle Ford shale.

The Company will conduct a conference call and webcast today, Nov. 6, at 2:00 p.m. EST, during which it will discuss third quarter 2012 results and will include forward-looking information. The Company anticipates providing an expanded update on current operations across its resource plays and exploration prospects. The webcast is expected to last approximately 90 minutes including questions and answers. To listen to the webcast of the conference call and view the slides, visit the

Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Nov. 20, 2012. Quarterly financial and operational information will also be provided via the Quarterly Investor Packet available on Marathon Oil’s website at http://ir.marathonoil.com and on its mobile app available for Apple and Android devices. The webcast slides and Quarterly Investor Packet will be posted to the Company’s website and to its mobile app later this morning.

# # #

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally “cash flow from operations before changes in working capital,” a non-GAAP financial measure, which management believes demonstrates the Company’s ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and “cash flow from operations before changes in working capital” is provided in a table on page 1 of this release. “Cash flow from operations before changes in working capital” should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses “cash flow from operations before changes in working capital” to evaluate Marathon Oil's financial performance between periods. Management also uses “cash flow from operations before changes in working capital” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, the expected number of wells to be drilled in the Eagle Ford play, timing of the expected realization of Libya gas volumes, anticipated exploration drilling activity in the Kurdistan Region of Iraq, Ethiopia, Kenya, Gabon, Norway and the Gulf of Mexico, the expected closing of an agreement in Ethiopia, the anticipated timing of reaching total depth of the Innsbruck well, and projected asset dispositions through 2013. The 24-hour production rate referenced in the release may not be indicative of future production rates. The average times to drill a well referenced in the release may not be indicative of future drilling times. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, the expected number of wells to be drilled in the Eagle Ford play, timing of the expected realization of Libya gas volumes, and anticipated exploration drilling activity in the Kurdistan Region of Iraq, Ethiopia, Kenya, Gabon, Norway and the Gulf of Mexico include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The closing of the agreement in Ethiopia is subject to completion of the necessary Ethiopian government approvals. The anticipated timing of reaching total depth of the Innsbruck well and projected asset dispositions are based on current expectations, estimates and projections are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
	September 30	June 30	September 30
(In millions, except per share data)	2012	2012	2011
Revenues and other income:
Sales and other operating revenues	$4,018	$3,718	$3,633
Sales to related parties	16	13	16
Income from equity method investments	122	60	123
Net gain (loss) on disposal of assets	(12)	(28)	13
Other income	17	21	14
Total revenues and other income	4,161	3,784	3,799
Costs and expenses:
Cost of revenues (excludes items below)	1,296	1,302	1,600
Purchases from related parties	72	56	57
Depreciation, depletion and amortization	625	580	517
Impairments	8	1	-
General and administrative expenses	139	130	104
Other taxes	63	67	59
Exploration expenses	176	173	129
Total costs and expenses	2,379	2,309	2,466
Income from operations	1,782	1,475	1,333
Net interest and other	(53)	(57)	(30)
Income from operations before income taxes	1,729	1,418	1,303
Provision for income taxes	1,279	1,025	898
Net income	$450	$393	$405
Adjusted net income (a)	454	416	421
Adjustments for special items (net of taxes):
Unrealized gain on crude oil derivative instruments	29	-	-
Pension settlement	(22)	-	-
Loss on dispositions	(11)	(23)	(1)
Deferred income tax items	-	-	(15)
Net income	$450	$393	$405
Per Share Data
Basic:
Net income	$0.64	$0.56	$0.57
Diluted:
Adjusted net income (a)	$0.64	$0.59	$0.59
Net income	$0.63	$0.56	$0.57
Weighted Average Shares:
Basic	706	706	711
Diluted	709	709	714

(a)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Supplemental Statistics (Unaudited)
	Three Months Ended
	September 30	June 30	September 30
(In millions)	2012	2012	2011
Segment Income
Exploration and Production
United States	$110	$70	$81
International	376	347	249
E&P segment	486	417	330
Oil Sands Mining	65	51	92
Integrated Gas	39	13	55
Segment income	590	481	477
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(136)	(65)	(56)
Unrealized gain on crude oil derivative instruments	29	-	-
Pension settlement	(22)	-	-
Loss on dispositions	(11)	(23)	(1)
Deferred income tax items	-	-	(15)
Net income	$450	$393	$405
Capital Expenditures (b)
Exploration and Production
United States	$1,046	$983	$502
International	228	201	182
E&P segment	1,274	1,184	684
Oil Sands Mining	41	43	36
Integrated Gas	1	1	1
Corporate	23	17	7
Total	$1339	$1245	$728
Exploration Expenses
United States	$132	$144	$75
International	44	29	54
Total	$176	$173	$129

(b)	Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)
	Three Months Ended
	September 30	June 30	September 30
	2012	2012	2011
E&P Operating Statistics
Net Crude Oil Sales (mbbld)
United States	98	85	65
Europe	93	98	107
Africa	77	68	23
Total International	170	166	130
Worldwide	268	251	195
Net Natural Gas Liquids Sales (mbbld)
United States	13	8	4
Europe	1	1	1
Africa	11	10	11
Total International	12	11	12
Worldwide	25	19	16
Total Net Liquid Hydrocarbon Sales (mbbld)
United States	111	93	69
Europe	94	99	108
Africa	88	78	34
Total International	182	177	142
Worldwide	293	270	211
Net Natural Gas Sales (mmcfd)
United States	366	319	296
Europe (c)	100	102	79
Africa	485	399	453
Total International	585	501	532
Worldwide	951	820	828
Total Worldwide Sales (mboed)	452	407	349
Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$83.80	$84.40	$88.89
Europe	112.34	111.12	117.05
Africa	98.65	96.84	63.51
Total International	105.71	104.82	104.24
Worldwide	97.40	97.81	99.24
Natural Gas (per mcf)
United States	3.61	3.42	4.85
Europe	10.10	10.05	9.81
Africa (e)	0.63	0.25	0.24
Total International	2.25	2.25	1.67
Worldwide	$2.77	$2.70	$2.81
OSM Operating Statistics
Net Synthetic Crude Oil Sales (mbbld) (f)	53	44	50
Synthetic Crude Oil Average Realizations (per bbl) (d)	$81.13	$79.31	$87.29
IG Operating Statistics
Net Sales (mtd) (g)
LNG	7,065	5,467	6,935
Methanol	1,146	1,268	1,366

(c)	Includes natural gas acquired for injection and subsequent resale of 18 mmcfd and 17 mmcfd for the third and second quarters of 2012 and 16 mmcfd for the third quarter of 2011.

(d)	Excludes gains and losses on derivative instruments.

(e)
Primarily represents a fixed price under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (“AMPCO”) and Equatorial Guinea LNG Holdings Limited (“EGHoldings”), equity method investees. The Company includes its share of Alba Plant LLC’s income in its E&P segment and includes its share of AMPCO’s and EGHoldings’ income in its Integrated Gas segment.

(f)	Includes blendstocks.

(g)
Includes both consolidated sales volumes and our share of the sales volumes of equity method investees in the third quarter of 2011. LNG sales from Alaska, conducted through a consolidated subsidiary, ceased when these operations were sold in the third quarter of 2011. LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.